Exhibit 99.1

Novatel Wireless Announces Completion of Independent

Accounting Review

Wednesday September 17, 2008

Concludes No Restatement Required

SAN DIEGO—(BUSINESS WIRE)—Novatel Wireless, Inc. (Nasdaq:NVTL - News), a leading provider of wireless broadband access solutions, today announced that the Audit Committee of its Board of Directors, together with its independent counsel and accountants, has completed its accounting review, that no restatement of the Company’s financial statements is required, and that no material weaknesses are expected to be reported in the Company’s Form 10Q filings for the first and second quarters of 2008. The Company had delayed its Form 10-Q filings for the first and second quarters of 2008 pending completion of the Audit Committee review. These Form 10-Q filings will now be made as soon as practicable.

In addition, the Audit Committee has also concluded that there was no misconduct by the Novatel Wireless senior management team in regards to the accounting issues reviewed. The Audit Committee has made recommendations to enhance the Company’s revenue cut-off policies and procedures, and for additional training on the new policies and procedures. The Company has already put in place many of these recommendations and is proceeding on the remainder, and will provide regular updates to the Audit Committee.

“We are pleased that the Audit Committee and independent review team have completed their review and we expect to file our 10-Qs as soon as possible,” said Peter Leparulo, chairman and CEO of Novatel Wireless. “With this matter now behind us, we can improve our focus on returning to revenue growth and accomplishing our three goals of solidifying our relationship with key carrier customers, introducing new differentiated products and diversifying our market opportunity.”

Initially announced in May 2008, the Audit Committee’s review focused on the Company’s revenue cut-off procedures, internal control and accounting related to certain customer contracts for which revenues were recognized in fiscal years 2007 and 2008. In August 2008, the Audit Committee announced that it, together with its independent counsel and accountants, had identified six transactions for further accounting review, principally as to whether these shipments were recognized as revenue in the appropriate quarter.

As previously announced in August 2008, the review resulted in a determination to move approximately $3.4 million of revenues and associated expenses from the first quarter to the second quarter of 2008. The Audit Committee and independent review team also reviewed additional transactions, and it was concluded that no additional revenue is required to be moved between quarters or years. As adjusted, revenues for the fiscal quarter ended March 31, 2008 were $87.9 million, compared to $91.3 million as previously announced.

Once the Form 10-Q filings for the first and second quarters of 2008 are made, Novatel Wireless will promptly notify the NASDAQ Hearings Panel and request that the Panel determine that the Company is in compliance with the requirements for continued listing on the NASDAQ Global Select Market. There can be no assurance that the Panel will grant this request.

About Novatel Wireless

Novatel Wireless, Inc. is revolutionizing wireless communications. The Company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ MerlinTM PC Cards and ExpressCards, Expedite® Embedded Modules, MobiLinkTM Communications Software Suite, OvationTM Fixed Mobile Convergence Products and ConversaTM Software Suite enable high-speed wireless Internet access. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

Forward Looking Statements

Statements made in this release that are not historical facts, including statements accompanied by words such as “will,” “believe” or similar words, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s plans and performance. These forward-looking statements involve risks and uncertainties and the Company cautions you not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained herein, including the factors set forth in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov), including its Annual Report on Form 10-K for the year ended December 31, 2007, and other regulatory agencies. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

©2008 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Julie C. Cunningham

Vice President, Investor Relations and Communications

Novatel Wireless, Inc.

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 431-3711 - office